Exhibit 99.1
June 1, 2009
To:       Members of the Board of Directors and Section 16 Officers of UCBH Holdings, Inc.
Re:       Notice of Blackout Period Under Section 306(a) of the Sarbanes-Oxley Act of 2002
     Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR of the Securities and Exchange Commission (“SEC”), this is to notify you of the immediate effectiveness of a blackout period with respect to transactions in the common stock of UCBH Holdings, Inc. (“UCBH”) under the United Commercial Bank Savings Plus Plan (the “Plan”).
     As you know, UCBH anticipates restating its financial statements as of and for the year ended December 31, 2008. It also has been announced that the filings of its 2008 Form 10-K/A and Form 10-Q for the quarter ended March 31, 2009 will be delayed until the completion of an independent investigation by the Audit Committee regarding the recognition of impairment losses on non-performing loans and other real estate owned.
     Because of this restatement and the delay in filing the Form 10-K/A and Form 10-Q, the SEC filing that covers the purchase of UCBH common stock by participants under the Plan is no longer usable. Accordingly, the blackout period begins immediately; all purchases of UCBH common stock by participants under the Plan are being suspended. You will receive written notice when the blackout period ends once UCBH is current with its SEC filings.
     During the blackout period, directors and executive officers of UCBH are prohibited from purchasing, selling, transferring or otherwise engaging in transactions involving certain UCBH common stock. The prohibition covers direct and indirect transactions, including those involving entities or persons through which you have a “pecuniary interest” in the securities, such as your immediate family members living with you or securities held in trust or by controlled partnerships or corporations.
     The prohibition on purchases, sales, transfers and other transactions described above applies only to UCBH common stock that you have acquired (or in which you have a pecuniary interest) in connection with your service or employment as a director or executive officer. It is important to note that any such security you sell or otherwise transfer, directly or indirectly, will be presumed to have been acquired in connection with your service or employment unless you establish that the securities were acquired from another source, and this identification is consistent with your tax treatment relating to the securities and all other disclosure and reporting requirements.
     Once this blackout period ends, you will be permitted to resume transactions in UCBH common stock subject to the requirements of UCBH’s Insider Trading Policies and applicable law.
     Please note that UCBH has determined in accordance with Rule 104 of SEC Regulation BTR that it was unable to provide advance notice of this blackout period.
     If you have any questions regarding the blackout period, you may contact me at the following address or phone number:
Dennis A. Lee
Senior Vice President
Corporate Counsel
UCBH Holdings, Inc.
555 Montgomery Street, Mail Stop 401
Sam Francisco, CA 94111
Phone: 415-315-2800
Sincerely,

/s/ Dennis A. Lee
Dennis A. Lee
Senior Vice President Corporate Counsel